Exhibit 99.1

Contact:

David Anderson

Ampco-Pittsburgh Vice President and Chief Financial Officer

Air and Liquid Systems President

(412) 246-4010

danderson@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

July 8, 2026

Ampco-Pittsburgh Corporation Announces Significant Increase in Customer Order Activity

Carnegie, PA, July 8, 2026 – Ampco-Pittsburgh Corporation (NYSE: AP) (“Ampco-Pittsburgh” or the “Company”) today announced that customer order activity during the first six months of 2026 totaled approximately $268 million, an increase of 32% compared to approximately $204 million for the same period in 2025.

The increase in customer order activity reflected strength across both of the Company’s operating segments. During the first six months of 2026, Forged and Cast Engineered Products (“FCEP”) experienced customer order activity of approximately $153 million, up 25% compared to the prior-year period, while Air and Liquid Processing experienced customer order activity of approximately $116 million, up 42% year over year.

Within FCEP, the Company continues to see improving order activity for roll products, particularly in North America, while demand for its specialty forged engineered products remains solid. The recent quota and tariff protections in Europe will positively impact production of steel in one of our largest markets.

Within Air and Liquid Processing, customer order activity continues to be driven by commercial pumps supporting the power generation market, increased demand for pumps supporting U.S. Navy programs and continued strength in the air handling business. During the first half of 2026, Buffalo Air Handling secured the largest air handling equipment order in its history.

“We are pleased by the continued improvement in customer order activity during the first half of 2026,” said Brett McBrayer, CEO of Ampco-Pittsburgh. “The increase reflects improving demand across several of our key end markets and continued execution by our teams. Together with our healthy backlog, these trends emphasize our confidence in the direction of the business as we remain focused on operational execution and serving our customers.”

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. Ampco-Pittsburgh is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, Sweden, and Slovenia and participates in two operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of Ampco-Pittsburgh Corporation and its subsidiaries (collectively, “we,” “us,” “our,” or the “Corporation”). This press release may include, but are not limited to, statements about operating performance, trends and events we expect or anticipate will occur in the future, statements about sales and production levels, timing of orders for our products, restructurings, the impact from pandemics and geopolitical conflicts, profitability and anticipated expenses, inflation, the global supply chain, the continued impact of tariffs, global trade conditions, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “target,” “goal,” “forecast,” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For us, these risks and uncertainties include, but are not limited to: inability to maintain adequate liquidity to meet our operating cash flow requirements, debt service costs, net asbestos payments, and other financial obligations; cyclical demand for our products, economic downturns and insufficient demand for our products; excess global capacity in the steel industry; inability to successfully restructure our operations, complete internal reorganizations, scale our operations, and/or invest in operations that will yield optimal long-term value to our shareholders; inability to obtain necessary capital or financing on satisfactory terms to acquire capital expenditures that may be necessary to support our growth strategy; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; limitations in availability of capital to fund our strategic plans or at acceptable interest rates; fluctuations in the value of the U.S. dollar and the functional (local) currency of our subsidiaries relative to other currencies; changes in the global economic environment, inflation, the ongoing impact of tariffs, elevated interest rates, recessions or prolonged periods of slow economic growth, global instability, consequences of pandemics, and actual and threatened geopolitical conflict; increases in commodity prices or insufficient hedging against increases in commodity prices, reductions in electricity and natural gas supply, or shortages of key production materials for us or our customers; inability to maintain compliance with the covenants, representations, or warranties of our various debt agreements; inoperability of certain equipment on which we rely; work stoppage or another industrial action on the part of any of our unions; changes in the existing regulatory environment; inability to satisfy the continued listing requirements of the New York Stock Exchange; failure to maintain an effective system of internal control; potential attacks on information technology infrastructure and other cyber-based business disruptions; and those discussed more fully elsewhere in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K and Part II of the latest Quarterly Report on Form 10-Q.

We cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.